EXHIBIT 10.9A

[BigBand Networks Letterhead]

Dear Ran,

As approved by the Compensation Committee of the Board of Directors of BigBand Networks, Inc. (the “Company”) on December 9, 2007, I provide you with the following amendment to your employment agreement dated January 2, 2000, as amended (the “Employment Agreement”).

Bonus:

You shall have the opportunity to earn a performance bonus up to 50% of your annual base salary ($112,500).

In all other respects, the terms of your employment shall remain as outlined in the Employment Agreement.

Sincerely,

/s/ Amir Bassan-Eskenazi
Amir Bassan-Eskenazi
President & Chief Executive Officer